                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             DEL LABORATORIES, INC.
          ------------------------------------------------------------
                  (Name of Registrant As Specified In Charter)

                             DEL LABORATORIES, INC.
          ------------------------------------------------------------
                 (Name of Person(s) Filing the Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2)

/ / $500 per each party to the controversy pursuant to Exchange Act Rules 14a-6(i)(3)

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

        1)    Title  of each class of  securities to which transaction applies:
              N/A
              -----------------------------------------------------------------

        2)    Aggregate number  of  securities to  which  transaction  applies:
              N/A
              -----------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
              N/A
              -----------------------------------------------------------------

        4)    Proposed maximum aggregate value of transaction:
              N/A
              -----------------------------------------------------------------
        (1) Set forth the amount on which the filing fee is calculated and state how it was determined.
  / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)    Amount Previously Paid:
              N/A
              -----------------------------------------------------------------

        2)    Form, Schedule or Registration Statement No.:
              N/A
              -----------------------------------------------------------------

        3)    Filing Party:
              N/A
              -----------------------------------------------------------------

        4)    Date Filed:
              N/A
              -----------------------------------------------------------------

                             DEL LABORATORIES, INC.
                             565 BROAD HOLLOW ROAD
                          FARMINGDALE, NEW YORK 11735

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 3, 1996

                            ------------------------

                                                                  April 24, 1996
To the Stockholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DEL LABORATORIES, INC. (the "Corporation") will be held at Harrison House, Dosoris Lane and Old Tappan Road, Glen Cove, New York, 11542 on Monday, June 3, 1996, at 9:30 A.M. (local time) for the following purposes:

        1. To elect three members of the Board of Directors of the Corporation for a term of three years.

        2. To consider and vote upon a proposal to amend the Corporation's Restated Certificate of Incorporation to (i) amend Article SIXTH to change the number of directors comprising the Board of Directors from a fixed number of seven to a range of from three to ten, with the number to be fixed from time to time by the Board of Directors and (ii) amend Article TENTH to change the number of directors required to approve a resolution authorizing the dissolution of the Corporation from four to a majority of the full Board (collectively (i) and (ii) are hereinafter referred to as the "Board Amendments").

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed April 8, 1996 as the record date for the determination of the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at such meeting.

    Stockholders are cordially invited to attend the meeting. If you are a stockholder of record and plan to attend, please complete and return the enclosed Request for Admission Card. If you are a stockholder whose shares are not registered in your own name and you plan to attend, please request an Admission Card by writing to Vice President -- Finance, Del Laboratories, Inc., 565 Broad Hollow Road, Farmingdale, New York 11735. Evidence of your stock ownership, which you can obtain from your bank, stockbroker, etc., must accompany your letter.

    A copy of the Annual Report for the year 1995 is enclosed herewith.

                                          By Order of the Board of Directors,

                                          Robert H. Haines
                                          SECRETARY

    YOU ARE REQUESTED TO COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOUR PROXY WILL BE RETURNED TO YOU AT THE MEETING UPON REQUEST TO THE SECRETARY OF THE MEETING. YOU ARE URGED TO RETURN THE PROXY PROMPTLY. THIS WILL HELP SAVE THE EXPENSE OF FOLLOW-UP LETTERS TO STOCKHOLDERS WHO HAVE NOT RESPONDED AND THE EXPENSE OF HOLDING AN ADJOURNED ANNUAL MEETING IN THE EVENT A QUORUM IS NOT REPRESENTED ON JUNE 3RD.

                             DEL LABORATORIES, INC.
                             565 BROAD HOLLOW ROAD
                          FARMINGDALE, NEW YORK 11735

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 3, 1996

                            ------------------------

    This Proxy Statement and accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Del Laboratories, Inc., a Delaware corporation (the "Corporation"), for use at the Annual Meeting of Stockholders to be held on June 3, 1996 or any adjournment thereof (the "Annual Meeting").

    A proxy in the accompanying form, which is properly executed, duly returned to the Board of Directors and not revoked, will be voted in accordance with the instructions contained in the proxy. If no instructions are given with respect to any matter specified in the Notice of Annual Meeting to be acted upon at the Annual Meeting, the proxy will be voted in favor of such matter. Each stockholder who has executed a proxy and returned it to the Board of Directors may revoke the proxy by notice in writing to the Secretary of the Corporation, or by attending the Annual Meeting in person and requesting the return of the proxy, in either case at any time prior to the voting of the proxy. The cost of the solicitation of proxies will be paid by the Corporation. In addition to the solicitation of proxies by the use of the mails, regularly engaged employees of the Corporation may, without additional compensation therefor, solicit proxies by personal interviews, telephone and telegraph. The Corporation will, upon request, reimburse brokers and others who are only record holders of the Corporation's Common Stock, par value $1.00 per share (the "Common Stock"), for their reasonable expenses in forwarding proxy material to beneficial owners of such stock and obtaining voting instructions from such owners.

    The Board of Directors has fixed the close of business on April 8, 1996 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were outstanding and entitled to vote 4,184,932 shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote. One-third of all shares of Common Stock issued and outstanding and entitled to vote constitutes a quorum. Election of directors (Proposal No. 1) is by plurality vote, with the three nominees receiving the highest vote totals to be elected as directors of the Corporation. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. The affirmative vote of the holders of not less than 80% of the shares of Common Stock issued and outstanding is required for the approval of the Board Amendments (Proposal No. 2). Accordingly, abstentions and broker non-votes on this proposal will have the same effect as a negative vote.

    If a stockholder is a participant in the Corporation's Employee Stock Ownership Plan (the "ESOP"), the participant will receive, with respect to the number of shares held for his or her account under the ESOP on the Record Date, a separate card which will serve as a voting instruction to the Trustee of the Employee Stock Ownership Trust, a trust that holds the shares acquired for the ESOP, with respect to shares held for the participant's account. Unless the card is signed and returned, shares held in the participant's account under the ESOP will be voted in the same proportion as the shares for which signed cards are returned by other participants.

    Attendance at the Annual Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of the Corporation. Admission will be by admission card only. For stockholders of record, please complete and return the enclosed Request for Admission Card. Beneficial owners with shares held through an intermediary, such as a bank or stockbroker, should request admission cards by writing to Vice President--Finance, Del Laboratories, Inc., 565 Broad Hollow Road, Farmingdale, New York 11735, and include proof of ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain admission cards in advance may obtain them upon verification of ownership at the Annual Meeting. Admission cards may be issued to others at the discretion of the Corporation.

    This Proxy Statement and the proxy in the accompanying form are being sent on or about April 24, 1996 to stockholders of record on the Record Date.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

5% STOCKHOLDERS

    The following table sets forth information as to each person who, to the knowledge of the Board of Directors, as of the Record Date, was the beneficial owner of more than 5% of the issued and outstanding Common Stock:

                                                            COMMON STOCK OWNED
                                                           AS OF APRIL 8, 1996
                                                         ------------------------
                                                          AMOUNT AND
                                                           NATURE OF
            NAME AND ADDRESS OF BENEFICIAL                BENEFICIAL     PERCENT
              OWNER OR IDENTITY OF GROUP                 OWNERSHIP (1)   OF CLASS
- -------------------------------------------------------  -------------   --------
Dan K. Wassong ........................................  1,709,869       34.7%(4)
Del Laboratories, Inc.
565 Broad Hollow Road
Farmingdale, New York (2)
Martin E. Revson ......................................    709,906       17.0
445 Park Avenue
New York, New York (2)
Dimensional Fund Advisors Inc. ........................    264,264(5)     6.3
1299 Ocean Avenue -- Suite 650
Santa Monica, California

- ------------------------
(1) Except as noted below, each beneficial owner has sole voting power and sole investment power.

(2) Mr. Wassong and Mr. Revson each has granted the other a right of first refusal to purchase certain of his shares in the event one of them wishes to dispose of such shares or upon his death, notwithstanding which each has the right to dispose of a limited number of shares in any period of 12 consecutive months.

(3) Includes 933,797 shares owned individually by Mr. Wassong, 736,707 shares issuable upon exercise of options held by Mr. Wassong and 39,365 shares held for his account under the ESOP (as of December 31, 1995).

(4) Based on 4,184,932 shares outstanding on April 8, 1996 plus, with respect to Mr. Wassong, the number of shares he may acquire pursuant to the exercise of options (see footnote (3) above).

(5) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment adviser, is deemed to have beneficial ownership of 264,264 shares of Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, the DFA Investment Trust Company, a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participation Group Trust, investment vehicles for qualified employee benefit plans. Dimensional serves as investment manager for each of the foregoing. Dimensional disclaims beneficial ownership of all such shares. The information provided herein is based on a report on Schedule 13G dated January 30, 1995 prepared and filed by Dimensional with respect to its ownership of Common Stock as of December 31, 1994.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information, as of the Record Date, regarding the beneficial ownership of Common Stock by (i) each director of the Corporation (other than Mr. Wassong and

Mr. Revson, information with respect to each of whom is presented above), (ii) each of the four most highly-compensated executive officers of the Corporation during 1995 other than Mr. Wassong and (iii) all directors and executive officers as a group:

                                                            COMMON STOCK OWNED
                                                            AS OF APRIL 8, 1996
                                                         -------------------------
                                                           AMOUNT AND
                                                           NATURE OF
                                                           BENEFICIAL     PERCENT
                                                         OWNERSHIP (1)    OF CLASS
                                                         --------------   --------
Directors
  Robert A. Kavesh.....................................       11,368         0.3%
  Steven Kotler........................................       38,830(2)      0.9
  Robert H. Haines.....................................       16,739         0.4
  Marcella Maxwell.....................................          100         *
Executive Officers
  Charles J. Hinkaty...................................      216,813(3)      5.0
  Harvey P. Alstodt....................................       84,243(4)      2.0
  William McMenemy.....................................      164,453(5)      3.8
  Melvyn C. Goldstein..................................      127,666(6)      3.0
All Directors and Executive Officers as a Group
 (11 persons)..........................................    3,085,987(7)     57.6

- ------------------------
 *  Less than .1%

(1) Except as noted below, each beneficial owner has sole voting power and sole investment power.

(2) Includes 944 shares of Common Stock owned by Mr. Kotler's wife and 86 shares owned by a pension trust for the benefit of Mr. Kotler.

(3) Includes 152,905 shares which Mr. Hinkaty may acquire through exercise of options currently outstanding and 3,619 shares held for Mr. Hinkaty's account under the ESOP as of December 31, 1995. Mr. Hinkaty is also a director of the Corporation.

(4) Includes 67,558 shares which Mr. Alstodt may acquire through exercise of options currently outstanding and 3,013 shares held for Mr. Alstodt's account under the ESOP as of December 31, 1995.

(5) Includes 142,623 shares which Mr. McMenemy may acquire through exercise of options currently outstanding and 10,163 shares held for Mr. McMenemy's account under the ESOP as of December 31, 1995.

(6) Includes 71,180 shares which Mr. Goldstein may acquire through exercise of options currently outstanding and 4,748 shares held for Mr. Goldstein's account under the ESOP as of December 31, 1995.

(7) Includes (i) 1,176,973 shares which such persons have rights to acquire through the exercise of options currently outstanding, (ii) 60,908 shares held for the accounts of all executive officers under the ESOP as of December 31, 1995, (iii) 944 shares owned by Mr. Kotler's wife and (iv) 86 shares held by a pension trust for the benefit of Mr. Kotler.

    Each director and executive officer of the Corporation and persons owning more than 10% of the Corporation's equity securities are required by Section 16(a) of the Securities Exchange Act of 1934, as amended, to report to the Securities and Exchange Commission, by a specified date, his or her beneficial ownership of, or transactions in, the Corporation's equity securities. To the Corporation's knowledge (based solely on a review of the copies of such reports furnished to the Corporation), all of the Corporation's directors, executive officers and owners of greater than 10% of the Corporation's equity securities made all required filings.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    Article SIXTH of the Corporation's Restated Certificate of Incorporation currently provides that the Board of Directors shall consist of seven directors, and that the Board be divided into two classes of two directors each (Class I and Class II) and one class of three directors (Class III). The directors in Class I are to serve until the Annual Meeting of Stockholders for 1997. The directors in Class II are to serve until the Annual Meeting of Stockholders for 1998. The directors in Class III are to serve until the Annual Meeting of Stockholders for 1996.

    Three directors for Class III are to be elected at the Annual Meeting and, when elected, will serve until the Annual Meeting of Stockholders for 1999 and until the election and qualification of their successors.

    It is the  intention of the  Board of  Directors to nominate  at the  Annual
Meeting the individuals whose names are set forth in Class III below for election to the Board of Directors for a three year term. In the event that any of such nominees for election at the Annual Meeting should become unavailable for election for any reason, at present unknown, it is intended that votes will be cast pursuant to the accompanying proxy for such substitute nominee as the Board of Directors may designate. The proxies in the accompanying form, duly returned to the Board of Directors, can only be voted for three directors to be elected at the Annual Meeting.

    The Board of Directors has approved a proposal, subject to the affirmative vote of the requisite number of the outstanding shares entitled to vote at the Annual Meeting, to amend Article SIXTH of the Restated Certificate of Incorporation to change the provision regarding the composition of the Board of Directors so as to provide for a minimum of three and a maximum of ten directors, with the number to be fixed from time to time by the Board of Directors and such number as fixed by the Board to be divided into three classes that will be as nearly equal in number as possible. See "Proposal No. 2 -- Amendments to Restated Certificate of Incorporation." If the proposal is approved by the stockholders at the Annual Meeting, it is the current intention of the Board of Directors to act at the initial meeting of the Board which follows the Annual Meeting (also scheduled for June 3, 1996) to increase the size of the Board to eight and to elect Jack Futterman to fill the vacancy created thereby. Mr. Futterman would become a Class I director. For information regarding Mr. Futterman, see "Information Concerning Potential Director" below.

INFORMATION CONCERNING DIRECTORS

    The information set forth below, furnished to the Board of Directors by the respective individuals, shows as to each nominee and each director of the Corporation (i) his or her name and age; (ii) his or her principal occupation, including positions or offices held with the Corporation, at present and for the past five years; (iii) the year in which he or she began to serve as a director; and (iv) the class of director to which he or she belongs.

                                   CLASS III
                       (TO SERVE UNTIL THE ANNUAL MEETING
                           OF STOCKHOLDERS FOR 1999)
                THREE DIRECTORS ARE TO BE ELECTED TO THIS CLASS

                                                                                  DIRECTOR
     NAME AND AGE                PRINCIPAL OCCUPATION OR EMPLOYMENT (1)            SINCE
- -----------------------    --------------------------------------------------    ----------
Robert A. Kavesh (68)      Marcus Nadler Professor of Finance and  Economics,        1976
                            Graduate School of Business, New York University
Steven Kotler (49)         President  and  Chief Executive  Officer, Schroder        1987
                            Wertheim  &  Co.,  Incorporated,  an   investment
                            banking firm (2)
Marcella Maxwell (58)      Director   of  Development   and  Public  Affairs,        1994
                            Miracle  Makers,  Inc.,   since  February   1995;
                            Director  of Special Projects, Community Affairs,
                            Brooklyn  Health  Center,   from  July  1994   to
                            February 1995; Vice President, Community Affairs,
                            New  York City  Health and  Hospital Corporation,
                            from May  1992 to  April  1994; and  Director  of
                            Education,  New York City Housing Authority, from
                            August 1990 to April 1992

                                    CLASS I
                       (TO SERVE UNTIL THE ANNUAL MEETING
                           OF STOCKHOLDERS FOR 1997)
                  NO DIRECTORS ARE TO BE ELECTED TO THIS CLASS

                                                                                   DIRECTOR
      NAME AND AGE                PRINCIPAL OCCUPATION OR EMPLOYMENT (1)            SINCE
- ------------------------    --------------------------------------------------    ----------
Martin E. Revson (85)       Private investor  since August  1992; Chairman  of        1963
                             the  Board of  the Corporation from  July 1963 to
                             August 1992
Dan K. Wassong (65)         President  and  Chief  Executive  Officer  of  the        1968
                             Corporation;  Chairman of the  Board since August
                             1992

                                    CLASS II
                     (TO SERVE UNTIL THE ANNUAL MEETING OF
                             STOCKHOLDERS FOR 1998)
                  NO DIRECTORS ARE TO BE ELECTED TO THIS CLASS

                                                                                   DIRECTOR
      NAME AND AGE                PRINCIPAL OCCUPATION OR EMPLOYMENT (1)            SINCE
- ------------------------    --------------------------------------------------    ----------
Charles J. Hinkaty (45)     Vice President of the Corporation and President of        1986
                             Del Pharmaceuticals, Inc.
Robert H. Haines (75)       Partner,  Zimet,   Haines,  Friedman   &   Kaplan,        1970
                             attorneys  at law;  Secretary of  the Corporation
                             since October 1989 (3)

- ------------------------
(1) Executive officers of the Corporation, unless otherwise indicated.

(2) The Corporation during the past fiscal year has retained, and proposes in the future to retain, Schroder Wertheim & Co., Incorporated and one or more of its affiliates to perform investment advisory and other services.

(3) The Corporation during the past fiscal year has retained, and proposes in the future to retain, Zimet, Haines, Friedman & Kaplan as its general counsel.

    Mr. Wassong is also a director of Southern Union Company and Moore Medical Corp. Mr. Kavesh is also a director of Neuberger & Berman Income Funds, Inc. and Greater New York Insurance Group. Mr. Kotler is also a director of Moore Medical Corp. and Oak Hill Sportswear Corporation.

    In June 1992, Martin E. Revson, a director of the Corporation, was named in a complaint brought by the Securities and Exchange Commission ("SEC") against Edward R. Downe and certain other persons (SECURITIES AND EXCHANGE COMMISSION V. DOWNE, ET AL., 92 CIV 4092 (PKL)), which complaint alleged violations of certain federal securities laws in connection with trading activities of the defendants. In October 1993, Mr. Revson consented to entry of a Final Judgment of Permanent Injunction and Other Equitable Relief ("Final Judgment"), without admitting or denying the relevant allegations of the complaint. Under the terms of the Final Judgment, Mr. Revson is permanently enjoined from engaging in actions which would constitute violations of Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 10b-5 promulgated thereunder in connection with the purchase and sale of securities, or which would constitute violations of Section 14(e) of the Exchange Act and Rule 14e-3 promulgated thereunder in connection with trading in securities which are the subject of any tender offers or related activities. Mr. Revson paid the profits and a penalty resulting from trades in securities of one company.

INFORMATION CONCERNING POTENTIAL DIRECTOR

    The stockholders of the Corporation are being requested to approve an amendment to Article SIXTH of the Corporation's Restated Certificate of Incorporation that will, if approved, authorize the Board of Directors to fix, from time to time, the size of the Board within a range of a minimum of three and a maximum of ten members. See "Proposal No. 2 -- Amendments to Restated Certificate of Incorporation." In the event the proposal is approved, it is the current intention of the Board of Directors to act at the initial meeting of the Board following the Annual Meeting to increase the size of the Board to eight and to elect Jack Futterman to fill the vacancy created thereby as a Class I director.

    Mr. Futterman, age 65, was Chairman and Chief Executive Officer of Pathmark Stores, Inc. from September 1989 until March 1996, at which time he retired. Mr. Futterman also served as Chairman of the National Association of Chain Drug Stores in 1994. He owned 4,738 shares of the Corporation's Common Stock as of the Record Date.

MEETINGS AND COMMITTEES OF THE BOARD

    The Board of Directors of the Corporation held six meetings during 1995.

    The Board of Directors currently has three committees, an Audit Committee, a Compensation Committee and a Human Resources Committee. The Corporation has no standing nominating committee or any committee performing similar functions. The Board of Directors determines nominees for election to the Board.

    The Audit Committee, which is comprised of Messrs. Haines, Kavesh and Kotler, recommends to the Board of Directors the engaging of the independent auditors, reviews with the independent auditors the plan and results of the auditing engagement, reviews the independence of auditors and considers the range of audit and non-audit fees. It held two meetings in 1995.

    The Compensation Committee establishes the compensation of the Chief Executive Officer and reviews with management on a periodic basis existing and proposed compensation plans, programs and arrangements for executive officers and other employees. The Compensation Committee is currently comprised of Messrs. Haines, Kavesh and Kotler. During 1995, it met once and acted twelve times by unanimous written consent.

    The Human Resources Committee, which was established on March 30, 1995 by the Board of Directors, is comprised of Ms. Maxwell and Mr. Kotler. The Human Resources Committee deals with all aspects of employee benefits, complaints, employment practices and other matters involving the welfare of employees and prospective employees of the Corporation (other than negotiation of collective bargaining agreements and individual contracts of employment and other than matters expressly reserved for action by the Compensation Committee). The Committee also has authority with respect to compliance with the Consent Decree entered into by the Corporation with the Equal Employment Opportunity Commission ("EEOC") which is referred to elsewhere herein. See "Stockholder Derivative Litigation" below. The Committee conducted two formal meetings during 1995. The members of the Committee also met on an informal basis on several other occasions and received monthly written reports prepared by counsel in connection with the Corporation's EEOC compliance activities.

    During 1995, no director attended fewer than 75% of the total number of meetings of the Board of Directors or the total number of meetings of the committees on which any individual director served.

DIRECTORS' FEES

    Mr. Kavesh, Mr. Kotler and Ms. Maxwell each received the amount of $25,000 for services rendered by them in 1995 as directors of the Corporation. No other director received any fees for serving as such in 1995.

RECOMMENDATION OF BOARD OF DIRECTORS

    The Board of Directors recommends a vote FOR election as directors in Class III of the nominees identified above. Those nominees who receive the three highest numbers of votes for their election as directors will be elected.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth information with respect to the compensation in 1995, 1994 and 1993 of the Corporation's Chief Executive Officer and each of the four other most highly compensated executive officers in 1995 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                  COMPENSATION
                                                                                  -------------
                                                      ANNUAL COMPENSATION          SECURITIES        ALL OTHER
                                                  ----------------------------     UNDERLYING       COMPENSATION
NAME AND PRINCIPAL POSITION                       YEAR     SALARY      BONUS       OPTIONS (1)          (2)
- ----------------------------------------------    ----    --------    --------    -------------     ------------
Dan K. Wassong ...............................    1995    $660,000    $635,000       135,093        $  358,211
Chairman, President and Chief                     1994     636,828     500,000        28,000           443,437
 Executive Officer                                1993     612,335     400,000       124,884           403,357
Charles J. Hinkaty ...........................    1995    $302,461    $ 75,000        60,547        $   12,677
Vice President and President                      1994     293,046      86,000        21,256            12,708
 of Del Pharmaceuticals, Inc.                     1993     283,657      70,000        --                12,653
Harvey P. Alstodt ............................    1995    $247,500    $135,000        17,736        $   13,999
Executive Vice President, Sales --                1994     235,000     115,000         6,000            14,393
 Cosmetics Division, North America                1993     210,000      85,000        --                21,945
William McMenemy .............................    1995    $249,500    $135,000        10,532        $   13,598
Executive Vice President, Marketing --            1994     225,000     115,000        10,248            13,761
 Cosmetics Division, North America                1993     201,333      85,000        --                13,352
Melvyn C. Goldstein ..........................    1995    $215,775    $100,000         6,000        $   13,907
Vice President -- Finance                         1994     209,333      85,000         6,000            14,234
                                                  1993     201,500      70,000        --                13,605

- ------------------------
(1) Stock options granted during 1995 prior to June 30, 1995 have been adjusted to reflect a two-for-one stock split effective on that date (the "1995 Stock Split"). Stock options granted during 1994 prior to June 29, 1994 have been adjusted to reflect a four-for-three stock split effective on that date, as well as the 1995 Stock Split.

(2) Includes for each Named Executive Officer (i) the dollar amount of all contributions made by the Corporation and all shares allocated to the account of such officer in each year under the ESOP (in 1995 the amounts contributed and allocated, calculated based on the closing price of the Common Stock on December 31, 1995, were as follows: Mr. Wassong -- $3,106, Mr. Hinkaty -- $3,106, Mr. Alstodt -- $3,106, Mr. McMenemy -- $3,106 and Mr. Goldstein -- $3,106); (ii) the insurance premiums paid in each year in respect of such officer under the Corporation's Executive Medical Reimbursement Plan (in 1995, the amounts paid were as follows: Mr. Wassong -- $7,714, Mr. Hinkaty -- $7,714, Mr. Alstodt -- $7,714, Mr. McMenemy --
    $7,714 and Mr. Goldstein -- $7,714); and (iii) the dollar value (calculated in accordance with SEC guidelines) of the premiums paid by the Corporation with respect to "split dollar" life insurance policies maintained by the Corporation for each of such officers (in 1995, the amounts were as follows:
    Mr. Wassong --  $112,018, Mr.  Hinkaty $1,857,  Mr. Alstodt  -- $3,179,  Mr.
    McMenemy -- $2,778, and Mr. Goldstein -- $3,087). Also includes for Mr. Wassong indebtedness owed by him to the Corporation which was forgiven in each year ($235,373 in 1995). See "Certain Benefit Plans," "Description of Employment Agreements" and "Certain Transactions" below.

ANNUAL INCENTIVE PLAN

    Effective January 1, 1994, the Corporation adopted the Annual Incentive Plan (the "Incentive Plan"). The Incentive Plan is intended to assist the Corporation and its subsidiaries in attracting, retaining, motivating and rewarding employees who occupy key positions and contribute significantly to the growth and profitability of the Corporation. The Incentive Plan has been designed to allow the continued tax deductibility of annual incentive awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). That section of the Code generally limits to $1 million the Corporation's tax deduction for compensation paid in a year to its Chief Executive Officer and its four other highest paid executive officers unless such compensation is paid under a qualified "performance-based" plan. Payments made under the Incentive Plan are intended to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Code and, therefore, to be exempt from the limitations on deductibility under Section 162(m).

    The Incentive Plan provides for the payment of awards in cash to participants based on performance during a performance period. The Incentive Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee may, with respect to participants other than persons who are Covered Employees (as defined below), delegate its responsibilities under the Incentive Plan to the Chief Executive Officer of the Corporation or such other directors or officers as it may select (the Committee and, if applicable, any person or persons designated by the Committee to perform its responsibilities under the Incentive Plan are herein sometimes referred to collectively as the "Administrator"). The Committee has delegated to the Chief Executive Officer its responsibilities under the Incentive Plan with respect to all participants who are not Covered Employees. A "Covered Employee" is an executive officer of the Corporation deemed by the Committee as reasonably likely, for a particular fiscal year, to be a "named executive officer" in the Summary Compensation Table which is included in the Corporation's proxy statement reporting the compensation of such person for such year, and whose compensation in excess of $1 million paid in respect of such year would not be deductible under Section 162(m) of the Code but for the provisions of the Incentive Plan and other "performance-based" compensation plans maintained by the Corporation.

    Persons eligible to participate in the Incentive Plan shall be all full-time, exempt salaried employees of the Corporation and any of its subsidiaries, with actual participants for any performance period to be selected by the Administrator. The length of the performance period shall be the fiscal year, unless otherwise specified by the Administrator. The Administrator determines the other terms and conditions of awards under the Incentive Plan, including amounts or percents of salary payable to participants, the performance objectives which may (but, except with respect to a Covered Employee, need not) be employed in determining whether an award has been earned, and what portion of the award has been earned. The amount of final awards actually paid may (except with respect to the Covered Employees) be determined on a discretionary basis by the Administrator. Furthermore, the Administrator may, in its discretion, elect to pay to any participant in installments for a period of up to five years any award that is earned. With respect to all participants other than Covered Employees, the performance objectives (if used as criteria for determining an award) may consist of any one or more measures of performance of the Corporation as a whole, subsidiaries or other operating divisions or business units within the Corporation, measures of individual performance of the participant, or such other objectives (or combination of objectives) the achievement of which is expected to benefit the Corporation and its stockholders, all as determined at the discretion of the Administrator. In addition, except with respect to Covered Employees, the Administrator may, in its sole discretion, increase, decrease or reduce to zero the amount of any award paid to a participant, notwithstanding the achievement of any applicable performance objectives by such participant.

    With respect to Covered Employees, the Incentive Plan provides that the Committee, on or before the 90th day of any performance period, shall specify awards that may be earned by such Covered Employees based on one or more of the following business criteria: (1) pre-tax income from continuing operations (calculated before payment of awards under the Incentive Plan), (2) net income from continuing operations, (3) net sales, (4) earnings per share of Common Stock or (5) return on common equity. The Committee shall establish, with respect to each of the criterion chosen as a performance objective for the performance period, a targeted level of performance with respect to such criterion, a range of performance which may extend above or below such targeted level of performance, and amounts to be paid upon achievement of such targeted level of performance or specified levels within the range of performance. The maximum amount payable to a Covered Employee as an award in respect of any one performance period shall be 180% of that person's annual base salary for the year ended December 31, 1993 as disclosed in the Proxy Statement dated April 25, 1994 relating to the 1994 Annual Meeting of Stockholders (the "1994 Proxy Statement") or, if that Covered Employee's base salary was not disclosed in the 1994 Proxy Statement, the maximum amount payable to such Covered Employee shall be 180% of the base salary disclosed in the 1994 Proxy Statement for the person serving in the position then occupied by the Covered Employee or, if no person occupied such position, 180% of the average of the base salaries paid to the Named Executive Officers, other than the Chief Executive Officer, as reflected in the Summary Compensation Table set forth in the 1994 Proxy Statement. The Committee must certify in writing, as promptly as practicable following the end of each performance period, whether and the extent to which an award has been earned by any Covered Employee under the Incentive Plan, including the extent to which performance objectives have been achieved and the amounts or percents of salary payable to each participant.

    The Committee shall have no discretion to increase the amounts paid under the Incentive Plan to any Covered Employee based upon the achievement of performance objectives, although the Committee may, in its discretion, reduce or eliminate any amount payable to a Covered Employee with respect to an award. The Committee may not employ as performance objectives for the determination of awards to Covered Employees any criteria other than those expressly set forth in
(1) through (5) above, unless such change is approved by the stockholders of the Corporation.

    The Board of Directors may amend, modify, suspend or terminate the Incentive Plan at any time, subject to obtaining any stockholder approval which may be required by any applicable law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted or necessary to meet the requirements of Section 162(m) of the Code.

    In the event of a Change in Control of the Corporation (as defined), any Covered Employee participating in the Incentive Plan will be entitled to receive in cash, within five days after the effective date of the Change in Control, (1) any portion of an award relating to the most recently completed performance period which ended prior to the date of the Change in Control which was not paid, whether or not such non-payment resulted from a failure to achieve fully the performance objectives for such periods and (2) a pro rata portion of the award that would have been paid for the year in which the Change in Control occurred as if all performance objectives were fully met. Any such payment will be made notwithstanding its eligibility for deduction pursuant to Section 162(m) of the Code.

    For 1995, the only persons selected to participate in the Incentive Plan were five of the Corporation's executive officers, and the only Covered Employee under the Incentive Plan in 1995 was Dan K. Wassong, Chairman of the Board, President and Chief Executive Officer of the Corporation. The amounts set forth in the Summary Compensation Table in this Proxy Statement under the column heading "Bonus" reflect the amounts awarded to each of the Named Executive Officers under the Incentive Plan for 1995. Mr. Wassong will be the only Covered Person under the Incentive Plan in 1996.

STOCK OPTIONS

    The Corporation currently has two plans under which stock options are currently outstanding, the 1994 Stock Plan (the "1994 Plan") and the 1984 Stock Option Plan (the "1984 Plan"). Each of the plans is currently administered by the Compensation Committee. As of April 8, 1996, options to purchase a total of 381,025 shares of Common Stock were outstanding under the 1994 Plan and options to purchase a total of 857,563 shares were outstanding under the 1984 Plan. As of that date, a total of 253,990 shares remained available for additional grants under the 1994 Plan. No further options may be granted under the 1984 Plan; however, under the terms of the 1994 Plan, shares subject to stock options granted under the 1984 Plan, if, as and when they expire, terminate or are surrendered unexercised, will become available for awards under the 1994 Plan. In addition, if in connection with any award under the 1994 Plan or the 1984 Plan, shares of Common Stock are tendered to the Corporation in payment of any exercise or purchase price or in payment of taxes relating to any such award, an equal number of shares shall be available for further awards under the 1994 Plan.

    As of April 8, 1996, the market value of the shares of Common Stock reserved for issuance upon exercise of options outstanding under the 1994 Plan and 1984 Plan was $35,609,405. Taking into account the aggregate exercise price of such options of $15,077,435, the shares subject to such options have a net value of $20,531,970.

    DESCRIPTION OF 1994 PLAN

    The 1994 Plan authorizes the grant to executives and other key employees of the Corporation and its subsidiaries of stock options, restricted stock, deferred stock, bonus shares, performance awards or any combination thereof. During any calendar year, no person may be granted under the 1994 Plan awards aggregating more than 200,000 shares of Common Stock (which number has been adjusted to reflect a two-for-one stock split paid on June 30, 1995 and a four-for-three stock split paid on June 29, 1994 and will be subject to further adjustment to prevent dilution in the event of subsequent stock splits, stock dividends or other changes in the capitalization of the Corporation). Unless terminated earlier by action of the Board of Directors, no awards may be granted under the 1994 Plan after March 31, 2004. As of the date hereof, the only awards granted under the 1994 Plan have been stock options.

    Options granted under the 1994 Plan may be "incentive stock options" ("Incentive Options") within the meaning of Section 422 of the Code or stock options which are not incentive stock options ("Non-Incentive Options" and, collectively with Incentive Options, hereinafter referred to as "Options"). The Committee determines the persons to whom Options will be granted, the number of shares subject to each Option granted, the prices at which Options may be exercised (which shall not be less than the fair market value of shares of Common Stock on the date of grant), whether an Option will be an Incentive Option or a Non-Incentive Option, the time or times and the extent to which Options may be exercised and all other terms and conditions of Options.

    The exercise price of the shares to be purchased pursuant to each Option shall be paid (i) in full in cash, (ii) by delivery (i.e., surrender) of shares of Common Stock owned by the optionee at the time of the exercise of the Option,
(iii) in installments, payable in cash, if permitted by the Committee or (iv) any combination of the foregoing. The stock-for-stock payment method permits an optionee to deliver one or more shares of previously owned Common Stock of the Corporation in satisfaction of the exercise price of subsequent Options. The optionee may use the shares obtained on each exercise to purchase a larger number of shares on the next exercise. (The foregoing assumes an appreciation in value of previously acquired shares). The result of the stock-for-stock payment method is that the optionee can generally avoid immediate tax liability with respect to any appreciation in the value of the stock utilized to exercise the Option.

    Optionees who desire to sell shares received upon exercise of an Incentive Option must first offer such shares to the Corporation at the fair market value, and the Corporation has seven business days after receipt of such offer to purchase all or a portion of such shares. If the Corporation does not accept the offer in full, the optionee has 30 days in which to sell all of the shares offered to and not acquired by the Corporation. Upon the expiration of such 30-day period, the optionee must again offer the shares to the Corporation in the aforesaid manner prior to any subsequent resale.

    Shares received by an optionee upon exercise of a Non-Incentive Option may not be sold or otherwise disposed of for a period determined by the Committee upon grant of the Option, which period shall be not less than six months nor more than three years from the date of acquisition of the shares (the "Restricted Period"), except that, during the Restricted Period (i) the optionee may offer the shares to the Corporation and the Corporation may, in its discretion, purchase up to all the shares offered at the exercise price and (ii) if the optionee's employment terminates during the Restricted Period (except in limited instances), the optionee, upon written request of the Corporation, must offer to sell the shares to the Corporation at the exercise price within seven business days. The Restricted Period shall terminate in the event of a Change in Control of the Corporation (as defined), or at the discretion of the Committee. After the Restricted Period, an optionee wishing to sell must first offer such shares to the Corporation at the Fair Market Value.

    The Committee is authorized, in connection with any Option granted under the 1994 Plan, to grant the holder of such Option a limited stock appreciation right ("LSAR"), entitling the holder to receive, within 60 days following a Change in Control (as defined), an amount in cash equal to the difference between the exercise price of the Option and the market value of the Common Stock on the effective date of the Change in Control. The LSAR may be granted in tandem with an Option or subsequent to grant of the Option. The LSAR will only be exercisable to the extent the related Option is exercisable and will terminate if and when the Option is exercised.

    The 1994 Plan also authorizes awards of restricted stock and deferred stock. Restricted stock is subject to restrictions on transferability and other restrictions as may be imposed by the Committee at the time of grant. In the event the holder of restricted stock ceases to be employed by the Corporation during the applicable restrictive period, restricted stock that is at the time subject to restrictions shall be forfeited and reacquired by the Corporation. Except as otherwise provided by the Committee at the time of grant, a holder of restricted stock shall have all the rights of a stockholder including, without limitation, the right to vote restricted stock and the right to receive dividends thereon. An award of deferred stock is an award that provides for the issuance of stock upon expiration of a deferral period established by the Committee. Except as otherwise determined by the Committee, upon termination of employment of the recipient of the award during the applicable deferral period, all stock that is at the time subject to deferral shall be forfeited. Until such time as the stock which is the subject of the award is issued, the recipient of the award has no rights as a stockholder.

    The Plan also authorizes the Committee to grant dividend equivalent rights that give the recipient the right to receive cash or other property equal in value to the dividends that would be paid if the recipient held a specified number of shares of Common Stock and authorizes the Committee to grant shares as a bonus, or to grant shares or other awards in lieu of obligations of the Corporation to pay cash under other plans or compensatory arrangements, upon such terms as shall be determined by the Committee.

    The 1994 Plan also permits the Committee to specify that the exercisability or settlement of awards (other than an Option granted with an exercise price equal to 100% of the fair market value of a share of Common Stock at the time of grant) may be conditioned upon the achievement of certain specified performance goals, if the award is granted to an executive officer of the Corporation whose compensation, at the time of grant, is subject to the limit on deductible compensation under Section 162(m) of the Code.

    Upon a Change in Control of the Corporation, any award carrying a right to exercise that was not previously exercisable shall become fully exercisable, the restrictions, deferral limitations and forfeiture conditions applicable to any other award granted shall lapse and any performance conditions imposed with respect to awards shall be deemed to be fully achieved (except in certain circumstances involving performance goals for executive officers whose compensation exceeds $1,000,000, in which case the performance goal shall be deemed achieved to the extent of actual achievement on the date of the Change in Control).

    DESCRIPTION OF 1984 PLAN

    The 1984 Plan authorizes the grant of stock options to executives and key employees. Options issued under the 1984 Plan may be either "incentive stock options" within the meaning of Section 422 of the Code or non-incentive stock options. The 1984 Plan provides that the exercise price of options granted thereunder may not be less than the fair market value of a share of Common Stock at the time of grant. The exercise price may be paid in cash, Common Stock, in installments in cash (if permitted by the Committee) or any combination thereof.

    Shares received by an optionee upon exercise of options granted under the 1984 Plan are subject to restrictions on disposition similar to those imposed on shares subject to options under the 1994 Plan. Except as otherwise provided in the 1984 Plan and unless otherwise specified by the Committee at the time it granted an option, options granted under the 1984 Plan terminate at the close of business on the tenth anniversary of the date of grant of the option (except that a non-incentive stock option terminates at the close of business on the first day following the tenth anniversary of the date of grant) and are exercisable by the holder thereof at such time or times as are designated by the Committee at the time the option was granted. Except in limited instances, if the optionee's employment with the Corporation terminates, the options terminate three months thereafter.

    The 1984 Plan authorizes the Committee to grant limited stock appreciation rights on terms similar to those in the 1994 Plan. Under the 1984 Plan, the Committee may, in its sole discretion, also grant an optionee the right (a "general stock appreciation right") to receive, in lieu of exercising an option, an amount in cash equal to the amount by which the market value of the number of shares as to which the stock appreciation right is exercised exceeds the aggregate exercise price of the shares. This general stock appreciation right may be exercised during any period beginning three days after the Corporation releases for publication its regular quarterly or annual summary statement of sales and earnings and ending 12 days after such release. No general stock appreciation rights have been granted under the 1984 Plan.

    STOCK OPTION GRANTS DURING 1995

    The following table sets forth for each of the Named Executive Officers information regarding individual grants of options during the year ended December 31, 1995 and the present value of these options on their grant date.

                               INDIVIDUAL GRANTS

                              NUMBER OF
                             SECURITIES          % OF TOTAL                                          GRANT
                             UNDERLYING        OPTIONS GRANTED     EXERCISE                           DATE
                               OPTIONS         TO EMPLOYEES IN     OR BASE                          PRESENT
NAME                         GRANTED (1)         FISCAL YEAR        PRICE       EXPIRATION DATE     VALUE (2)
- -------------------------  ---------------     ---------------     --------    -----------------    --------
Dan K. Wassong ..........       28,000                 9.9%        $ 22.00     March 31, 2005       $236,880
                                49,510                17.6           23.25     May 1, 2002           356,960
                                57,583                20.4           20.88     December 20, 2002     309,797
Charles J. Hinkaty ......        5,224                 1.9           18.50     January 3, 2002        31,501
                                 6,000                 2.1           22.00     March 31, 2005         50,760
                                28,664                10.2           21.75     April 24, 2002        192,335
                                20,659                 7.3           19.50     November 7, 2002      107,014
Harvey P. Alstodt .......        6,000                 2.1           22.00     March 31, 2005         50,760
                                 5,230                 1.9           22.44     April 26, 2002         36,296
                                 6,506                 2.3           19.25     November 10, 2002      33,181
William McMenemy ........        6,000                 2.1           22.00     March 31, 2005         50,760
                                 4,532                 1.6           21.75     April 24, 2002         30,410
Melvyn C. Goldstein .....        6,000                 2.1           22.00     March 31, 2005         50,760

- ------------------------
(1) With the exception of the options which expire on March 31, 2005, each of the options set forth in the chart was granted to replace an equal number of shares utilized by the respective officer to satisfy the exercise prices of options previously granted to such officer by the Corporation (and the tax liability arising therefrom, if any).

(2) These amounts were determined using the Black-Scholes option valuation model. The assumptions underlying the Black-Scholes value include (a) an expected volatility of 22.03% with respect to the options which expire on March 31, 2005, 22.43% with respect to the options which expire on January 3, 2002, 22.22% with respect to the options which expire in late April and early May 2002, 21.81% with respect to the options which expire in November 2002, and 21.74% with respect to the options which expire on December 20, 2002 (all volatilities are based on the average of the one, three and five year historical volatilities of the Common Stock in effect on the dates of grant) (b) a risk-free rate of 7.17% (which approximates the seven year Treasury bond rate on the date of grant) with respect to the options which expire on March 31, 2005, a risk-free rate of 7.83% (which approximates the five year Treasury bond rate on the date of grant) with respect to the options which expire on January 3, 2002, a risk-free rate of 6.88% with respect to the options which expire in late April and early May 2002, a risk-free rate of 5.81% with respect to the options which expire in November 2002, and a risk-free rate of 5.38% with respect to the options which expire on December 20, 2002, (c) a projected dividend yield of .64% with respect to the options which expire on March 31, 2005; and projected dividend yields of .76%, .64%, .62%, .60%, .72%, .73%
    and .67% with respect to the options which expire on January 3, April 24, April 26, May 1, November 7, November 10, and December 20, 2002, respectively, all based on an annual dividend of $0.14 per share (i.e., the annual dividend rate in effect on the dates of grant of such options), (d) a seven year expected period to exercise for the options which expire on March 31, 2005 and a five year expected period to exercise for the options which expire throughout 2002 and (e) the vesting schedule for the options which expire in November and December 2002 (one-third vesting one year after the date of grant, one-third vesting two years after the date of grant and one-third vesting three years after the date of grant), with an annualized discount rate of 5.0%, and the vesting schedule for the remaining options (one-third vesting six months after the date of grant, one-third vesting one year after the date of grant and one-third vesting eighteen months after the date of grant), with an annualized discount rate of 5.0%.

    OPTION EXERCISES AND YEAR-END OPTION VALUES

    The following table sets forth information with respect to the Named Executive Officers concerning the exercise of stock options during 1995 and unexercised stock options held as of December 31, 1995.

                                                                    NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                     SHARES                       OPTIONS AT DEC. 31, 1995         AT DEC. 31, 1995 (2)
                                    ACQUIRED         VALUE       --------------------------     --------------------------
NAME                              ON EXERCISE      REALIZED (1)  EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
- ------------------------------    ------------     ----------    --------------------------     --------------------------
Dan K. Wassong................       160,450       $2,219,629              618,117/118,590             $6,964,648/$68,833
Charles J. Hinkaty............        75,452        1,017,658                98,571/54,334                 928,796/82,400
Harvey P. Alstodt.............        20,178          335,398                51,565/15,993                 525,694/22,883
William McMenemy..............         6,800           89,688               137,053/11,124               1,622,637/37,790
Melvyn C. Goldstein...........        --               --                     76,198/6,000                 835,997/14,750

- ------------------------
(1) The value realized is determined by multiplying the number of shares acquired by the closing market price of the Common Stock on the date of exercise, less the aggregate exercise price for said options.

(2) Based upon the closing price of the Common Stock on December 31, 1995 ($20.50 per share), less the exercise price for the aggregate number of shares subject to the options.

CERTAIN BENEFIT PLANS

    EMPLOYEE 401(K) SAVINGS PLAN

    The Corporation's Employee 401(k) Savings Plan (the "401(k) Plan") became effective on January 1, 1986. All non-union employees over the age of 21 are eligible to participate in the 401(k) Plan after six months of service. For each year of the 401(k) Plan, an eligible employee may defer at his or her election up to 15% of the compensation actually paid to such employee by the Corporation, up to the maximum amount permitted under the Code. The Corporation did not make matching contributions under the 401(k) Plan in any of 1993, 1994 or 1995 but it reserves the right to do so in the future.

    PENSION BENEFITS

    The Corporation's Employees' Pension Plan ("Pension Plan") is a defined benefit non-contributory pension plan covering substantially all non-union employees of the Corporation. Employees are eligible to participate on the January 1 following six months of credited service. The normal retirement age is 65 and the annual benefit is computed in accordance with the following formula (effective as of January 1, 1995): 1.2% of the Final Average Compensation multiplied by the number of years of credited service up to 30 years. The maximum annual benefit is 36% of the Final Average Compensation for individuals reaching their normal retirement date with 30 or more years of credited service, subject to a limit of $120,000, which is the maximum currently allowable under the Code. "Final Average Compensation" is the highest average compensation of a participant for five consecutive years during the last 10 years of credited service. "Compensation" includes all amounts paid to a participant by the Corporation and subject to Federal income tax withholding for a calendar year, excluding certain remuneration and further excluding any such compensation in excess of the maximum amount permitted to be included under the Code (currently $150,000).

    The Corporation has adopted a supplemental executive retirement plan (the "SERP") for the Named Executive Officers and certain other persons. The benefits otherwise available under the Corporation's Pension Plan are limited by the Code as described above. The SERP is designed to make available to senior executives pension benefits in excess of those which are permitted by the Code to be paid under the Corporation's Pension Plan. The annual benefit payable under the SERP is the difference, if any, between the benefit payable to the Named Executive Officer under the Pension Plan (subject to the Code limitations described) and the amount that would be payable under the Pension Plan without respect to the limits under the Code on the benefit payable under the Pension Plan and the amount of compensation includable for purposes of calculating the benefit payable under the Pension Plan, except that, for purposes of the SERP only, the maximum annual benefit is 30% of the Final Average Compensation, the compensation for 1993 paid to each of the Named Executive Officers will be treated as the continuing compensation level for such participant in calculating Final Average Compensation and any benefit payable under the SERP to any Named Executive Officer will be reduced if such person's employment with the Corporation terminates prior to age 65. The SERP is not a qualified plan under the Code. Contributions to the SERP are not deductible by the Corporation or taxable to the employee until a distribution is made to the employee, at which time the distribution is taxable to the employee and deductible by the Corporation. Assets of the SERP will be subject to claims of general creditors of the Corporation. During 1995, the Board of Directors authorized a contribution of $310,000 to the SERP.

    The following table shows the sum of the annual pension benefits payable to the Named Executive Officers under the Pension Plan and the SERP assuming retirement at age 65 with election of a benefit payable as a life annuity, in various remuneration and years of service classifications:

                                           ANNUAL BENEFITS
                             YEARS OF CREDITED SERVICE AT RETIREMENT (2)
 FINAL AVERAGE       -----------------------------------------------------------
COMPENSATION (1)         15              20              25              30
- ----------------     -----------     -----------     -----------     -----------
$   75,000           $ 13,500        $ 18,000        $ 22,500        $ 27,000
$  100,000           $ 18,000        $ 24,000        $ 30,000        $ 36,000
$  150,000           $ 27,000        $ 36,000        $ 45,000        $ 54,000
$  200,000           $ 36,000        $ 48,000        $ 60,000        $ 60,000
$  300,000           $ 54,000        $ 72,000        $ 90,000        $ 90,000
$  400,000           $ 72,000        $ 96,000        $120,000        $120,000
$  500,000           $ 90,000        $120,000        $150,000(3)     $150,000(3)
$  600,000           $108,000        $144,000(3)     $180,000(3)     $180,000(3)
$  800,000           $144,000(3)     $192,000(3)     $240,000(3)     $240,000(3)
$  900,000           $162,000(3)     $216,000(3)     $270,000(3)     $270,000(3)
$1,000,000           $180,000(3)     $240,000(3)     $300,000(3)     $300,000(3)
$1,100,000           $198,000(3)     $264,000(3)     $330,000(3)     $330,000(3)

- ------------------------
(1) The Pension Plan benefits are based on the highest five consecutive years out of final ten years of employment before normal retirement date. The SERP benefits are currently based on the yearly compensation for 1993. The compensation for 1993 for Messrs. Wassong, Hinkaty, Alstodt, McMenemy and Goldstein was $1,094,735, $330,917, $309,544, $299,533 and $295,941,
    respectively.

(2) Messrs.  Wassong,   Hinkaty,   Alstodt,   McMenemy   and   Goldstein   have,
    respectively, 30, 11, 9, 30 and 14 years of credited service under the Pension Plan.

(3) The benefits payable under the Pension Plan are currently limited to $120,000, which is the maximum currently allowable under the Code. Any pension benefit payable in excess of the maximum permitted by the Code would, if applicable, be payable under the SERP.

    EXECUTIVE MEDICAL REIMBURSEMENT PLAN

    The Corporation's Executive Medical Reimbursement Plan pays 75% of all expenses for medical care incurred by executive officers and certain other employees of the Corporation (and their dependents) which are not reimbursed under another insurance plan. Reimbursement during any 12 month period may not exceed 10% of the base salary paid during such 12 month period by the Corporation to the person claiming reimbursement.

    EMPLOYEE STOCK OWNERSHIP PLAN

    The Corporation maintains an Employee Stock Ownership Plan ("ESOP"), pursuant to which benefits are allocated to all non-union employees, including executive officers, who meet certain eligibility requirements based on length of service. The Corporation may make contributions to the ESOP in cash or Common Stock in an amount determined annually by the Board of Directors. For the year 1995, the Board of Directors authorized a contribution of $400,000 to the ESOP. Any cash contributed or received is invested primarily in Common Stock. Except in the case of death, disability or early retirement (age 55 and not less than five years of service), or at the discretion of the plan administrator, ESOP benefits begin to be paid to an eligible plan participant at the later of age 65 or the actual date of retirement. As of December 31, 1995, the approximate number of shares allocated to the accounts of each of the Named Executive Officers was as follows: Mr. Wassong, 39,365; Mr. Hinkaty, 3,619; Mr. Alstodt, 3,013; Mr. McMenemy, 10,163; and Mr. Goldstein, 4,748.

DESCRIPTION OF EMPLOYMENT AGREEMENTS

    DAN K. WASSONG

    Dan K. Wassong, Chairman of the Board, President and Chief Executive Officer of the Corporation, is party to an employment agreement with the Corporation dated as of November 13, 1992, which restates and amends an employment agreement originally entered into in December 1982. The agreement was further amended in certain respects by an amendment dated March 21, 1994 (the "1994 Amendment"). The agreement, as currently in effect, provides for Mr. Wassong's full time employment until December 31, 2003 at an annual base salary of not less than $636,828. Mr. Wassong's current base salary is $674,000. In addition, the Board of Directors may grant Mr. Wassong bonuses on a discretionary basis (in addition to bonuses which Mr. Wassong may receive under the Incentive Plan). Upon termination of the agreement except for death, disability or cause, Mr. Wassong has agreed to serve as a consultant to the Corporation for a period of five years, although Mr. Wassong may elect not to serve as a consultant if Mr. Wassong is terminated without cause (the definition of which includes a "change in control" of the Corporation, as defined), or if he retires with the consent of a majority of the other directors after age 65 and before age 70, or retires at or after age 70 with or without the consent of the other directors (such retirement is hereinafter referred to as a "Voluntary Retirement"). During such time as he serves as a consultant, Mr. Wassong will be paid an annual amount equal to 60% of his base salary at the time of termination of the agreement. In addition, during that time, Mr. Wassong and his immediate family will be entitled to continue to participate in the Corporation's medical reimbursement program or to receive substantially equivalent medical insurance coverage, and Mr. Wassong will be provided, at the Corporation's expense, with an office and support services and use of an automobile.

    The agreement also provides for payment, upon its termination for any reason other than cause or voluntary termination prior to a Voluntary Retirement, of compensation based on one month of compensation at the Adjusted Compensation Rate (i.e., an annual rate of compensation equal to the base annual salary in effect at the date of termination plus 110% of the previous year's bonus) for each year of Mr. Wassong's employment by the Corporation since 1965. In the event the agreement is terminated without cause Mr. Wassong will also receive a lump sum payment equal to his base annual salary at the time of termination multiplied by the greater of (i) the number of years remaining in the term of the agreement and (ii) four years. If the Agreement is terminated as a result of Mr. Wassong's mental or physical disability, Mr. Wassong will continue to receive his base annual salary in effect at the time of such disability for the longer of (i) and (ii) above. If Mr. Wassong should die during the term of the agreement, his designee (or legal representative) will receive payments for six months after his death at the base salary rate in effect at the time of death. Furthermore, if termination is a result of the death or disability of Mr. Wassong or without cause, Mr. Wassong (or his representative, as the case may be) may require the Corporation to pay as additional compensation the excess of the market value of shares of stock which Mr. Wassong had an option to acquire from the Corporation over the aggregate exercise price for those options (in which case such options shall be cancelled).

    Under the agreement, the Corporation has agreed to lend, or cause to be loaned to Mr. Wassong (to the extent permitted by applicable law), amounts sufficient to enable him to (i) exercise options and rights to purchase shares of Common Stock of the Corporation heretofore or hereafter granted to him and
(ii) pay any applicable federal, state and local income taxes incurred by him as a result of the exercise of such options and rights (see "Certain Transactions" below). Mr. Wassong also has been granted certain rights for the registration of shares for public offering under the Securities Act of 1933, as amended.

    Pursuant to the terms of the agreement, during 1993 the Corporation purchased $4,000,000 of life insurance policies payable on the death of Mr. Wassong. Under the terms of a Life Insurance Agreement by and among the Corporation and a trust established for the purpose of owning the policies, the policies are subject to a "split dollar" arrangement under which the Corporation will receive, upon Mr. Wassong's death, an amount equal to the premiums paid by the Corporation, without interest. The Corporation has agreed to pay all premiums due in respect of such insurance policies (and any additional policies that may be required to be purchased in order to provide an aggregate death benefit of no less than $4,000,000). In addition, in certain circumstances, the Corporation is required to pay additional premiums to assure that the amount payable to Mr. Wassong's beneficiaries will be no less than $2,000,000. The annual premium under the policies is $170,363.24; it is anticipated that the annual premium will be required to be paid until 2002, at which time it is estimated that the policies will be fully paid up (although the period of time over which the premiums will be required to be paid may vary depending upon the investment performance of the insurers and other factors). Pursuant to the Life Insurance Agreement, the Corporation will continue to be obligated to pay the premiums during Mr. Wassong's employment with the Corporation and following termination of his employment, unless termination is a result of a discharge for cause or if Mr. Wassong voluntarily terminates employment other than by Voluntary Retirement. Amounts payable to Mr. Wassong's beneficiaries upon his death pursuant to the policies purchased under the Life Insurance Agreement are in addition to benefits payable pursuant to the Corporation's general life insurance coverage available to all employees.

    OTHER NAMED EXECUTIVE OFFICERS

    The Corporation has renewed an employment agreement with Charles J. Hinkaty, Vice President and President of Del Pharmaceuticals, Inc., for a term expiring on March 31, 1999. Under the employment agreement, Mr. Hinkaty's annual rate of compensation shall not be less than $270,000.

    The Corporation has renewed an employment agreement with Harvey Alstodt, Executive Vice President, Sales -- Cosmetics Division, North America, for a term expiring on March 31, 1999. Under the employment agreement, Mr. Alstodt's annual rate of compensation shall not be less than $200,000.

    The Corporation has renewed an employment agreement with William McMenemy, Executive Vice President, Marketing -- Cosmetics Division, North America, for a term expiring on March 31, 2001. Under the employment agreement, Mr. McMenemy's annual rate of compensation shall not be less than $200,000.

    The Corporation has renewed an employment agreement with Melvyn C. Goldstein, Vice President -- Finance, for a term expiring on March 31, 1999. Under the employment agreement, Mr. Goldstein's annual rate of compensation shall not be less than $196,000.

    The Corporation has agreed to provide to each of Messrs. Hinkaty, Alstodt, McMenemy, and Goldstein $500,000 of life insurance (including the insurance benefits payable under the Corporation's group benefit plans), payable upon death to their respective designees.

    In accordance with the Corporation's policy regarding executives who have been with the Corporation for at least ten years (and subject to the terms of any employment agreement with any such executive which may provide for greater benefits than this policy, in which case the terms of such employment agreement will apply), Messrs. Hinkaty, McMenemy and Goldstein will, upon termination of their employment without cause, be entitled to receive, as severance compensation, one month's salary at the annual rate of $270,000, $200,000 and $196,000, respectively, for every year of service with the Corporation, up to a maximum of 24 months (but reduced by amounts payable in such circumstances to such executive, if any, under his employment agreement); Mr. Hinkaty has been with the Corporation for 11 years, Mr. McMenemy has been with the Corporation for 31 years and Mr. Goldstein has been with the Corporation for 14 years. Upon termination of his employment without cause, as defined, Mr. Alstodt will be entitled to continue to receive compensation at the annual rate of $200,000 for the greater of six months or the balance of the term of his employment agreement, so long as he acts as a consultant to the Corporation during such period. Termination without cause, for purposes of each of the compensation arrangements described in this paragraph, is deemed to include a "change of control" as defined.

CERTAIN TRANSACTIONS

    Pursuant to the 1994 Amendment to Mr. Wassong's employment agreement, three outstanding loans made by the Corporation to Mr. Wassong were consolidated, effective as of January 1, 1994, with the then aggregate principal amount of the three loans (the "Existing Balance") to be repaid, with interest at the rate of 6% per annum, in annual amounts of $130,000 in 1994, $140,000 for each year during the period from 1995 through 2003 and a final payment of $642,250 on January 20, 2004, provided that each payment of principal and interest will be forgiven when due so long as Mr. Wassong is then employed by, or then serves as a consultant to, the Corporation. In addition, the 1994 Amendment permits the Corporation, at its option, to forgive additional amounts in excess of the scheduled principal and interest payments in any year, provided that the maximum amount of principal and interest which may be forgiven in any calendar year (including the scheduled payments during that year), other than 2004, may not exceed $360,000. Any amount forgiven in any year in excess of the scheduled principal and interest will be applied in inverse order against the remaining principal payments. During 1995, $140,000 of principal and $95,373 of interest were forgiven by the Corporation. The current principal balance of Mr. Wassong's indebtedness to the Corporation is $1,622,250.

    Under the 1994 Amendment, Mr. Wassong's indebtedness is required to be secured by shares of Common Stock of the Corporation having a market value equal to not less than 110% of the principal amount of the Existing Balance then outstanding. If Mr. Wassong leaves the Corporation or ceases to serve as a consultant to the Corporation for any reason other than termination without cause by the Corporation, disability, death or Voluntary Retirement, the portion of the Existing Balance then outstanding, plus all accrued interest, will become immediately due and payable. In the event of Mr. Wassong's death or disability while employed by, or while serving as a consultant to, the Corporation, or in the event his employment or consultancy is terminated without cause, the portion of the Existing Balance then outstanding and accrued interest will be forgiven.

    Mr. Wassong sold 20,000 shares of Common Stock to the Corporation in June 1995 at a price of $25.00 per share (as adjusted for the 1995 Stock Split), which was below the closing sales price of the Common Stock on the American Stock Exchange on the date of sale.

    In October 1992, the Corporation loaned Mr. Hinkaty $130,000 to enable him to exercise an option to purchase shares of Common Stock. The loan, which bears interest at the prime rate of Chemical Bank, is payable in 40 quarterly installments commencing on March 31, 1993. The loan is secured by a pledge of 8,500 shares of Common Stock. If Mr. Hinkaty were to leave the employment of the Corporation for any reason other than death or disability, the loan will be payable in full within 30 days thereafter. The current principal balance of this loan is $87,750.

    In December 1992, the Corporation loaned Mr. Alstodt $57,750 to enable him to exercise an option to purchase shares of Common Stock. The loan, which bore interest at the prime rate of Chemical Bank, was payable in 40 quarterly installments commencing on December 31, 1993. The loan was repaid in full in April 1995.

    In December 1992, the Corporation loaned Mr. McMenemy $53,437 to enable him to exercise an option to purchase shares of Common Stock, upon the same terms and conditions as the option exercise loan made to Mr. Alstodt as described above. The loan is secured by 2,500 shares of Common Stock. The current principal balance of all amounts owed by Mr. McMenemy to the Corporation is $82,578 (including $42,500 from other outstanding loans).

    In June 1995, Mr. Goldstein sold 20,000 shares of Common Stock to the Corporation at a price of $25.00 per share (as adjusted for the 1995 Stock Split), which was below the closing sales price of the Common Stock on the American Stock Exchange on the date of sale.

STOCKHOLDER DERIVATIVE LITIGATION

    On August 9, 1995, two stockholder derivative actions were filed in the Court of Chancery of the State of Delaware against members of the Corporation's Board of Directors and a former director, as well as the Corporation as a nominal defendant. The actions, which have been consolidated, allege breach of fiduciary duty and waste of corporate assets by the directors in connection with alleged acts and omissions relating to alleged sexual harassment of certain former employees of the Corporation and the investigation and settlement of a lawsuit brought by the Equal Employment Opportunity Commission against the Corporation on behalf of the former employees (the "EEOC Lawsuit"). The EEOC Lawsuit was settled pursuant to a Consent Decree entered into on August 3, 1995. The consolidated stockholder derivative action seeks to compel the directors to account to the Corporation for amounts paid in connection with the defense and settlement of the EEOC Lawsuit and seeks certain other relief. The Corporation believes that this derivative action is without merit. Counsel for the directors has filed a motion to dismiss the action, which is currently pending before the court.

    Under the By-Laws of the Corporation, each present and former director of the Corporation is entitled to be indemnified, to the full extent permitted by Delaware law, for liability arising out of his or her service as a director of the Corporation. The Corporation intends to indemnify each of the directors for any loss or expense which such director may incur in connection with the derivative action in accordance with the terms of the By-Laws. The Corporation maintains directors and officers' liability insurance which it believes will be adequate to satisfy the costs of defense and any liability which any director may incur in connection with this action.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee is responsible for establishing the compensation of the Corporation's Chief Executive Officer and reviews with management on a periodic basis existing and proposed compensation, plans and arrangements for executive officers and other employees. It is also responsible for administering the Corporation's stock-based incentive plans and the Incentive Plan. The Committee is currently comprised of Robert H. Haines, Robert A. Kavesh and Steven Kotler. It is currently contemplated that, effective immediately prior to the Annual Meeting, Mr. Haines will resign as a member of the Compensation Committee in order that the Compensation Committee will continue to consist solely of "outside directors" (as defined in Section 162(m) of the Code.)

    As discussed below, the Committee considers a variety of factors in arriving at the compensation paid to the Corporation's executive officers. No specific weighting was assigned by the Committee to any of the factors considered in determining the remuneration paid to the Chief Executive Officer and the other Named Executive Officers for 1995.

    GENERAL POLICIES

    The Corporation's executive compensation program is intended to provide a competitive total compensation package that enables the Corporation to attract and retain key executives and that focuses executive behavior on the fulfillment of both short-term (i.e., annual) and long-term business objectives and strategy. The key components of the Corporation's executive compensation program have been base salary, annual incentive compensation and stock options. In addition, with respect to Dan K. Wassong, the Corporation's Chief Executive Officer, consideration is given to forgiveness of indebtedness to the Corporation which Mr. Wassong has incurred in the past in connection with his exercise of stock options, which forgiveness is provided for under his employment agreement on an annual basis through 2004 (subject, except in limited circumstances, to his continued employment with the Corporation) and which is deemed to be valuable to the Corporation by enabling and encouraging him to have a substantial position as a stockholder of the Corporation.

    In determining compensation for its executive officers, the Corporation generally seeks to remain competitive with compensation levels for executives of companies of comparable size and profitability engaged in health and beauty aid businesses. Information collected by a compensation consultant retained by the Corporation in 1993 concerning the compensation paid in 1992 to executive officers of six public companies engaged in such businesses, with revenues ranging from approximately $50 million to $300 million (including the three companies which comprise the Peer Group index used in the graph appearing below under the heading "Stock Performance Graph"), indicated that the total annual compensation paid by the Corporation (excluding the value of stock options) to its Named

Executive Officers as a whole, measured as a percentage of pre-tax profit of each of the companies, was approximately 10% below the average of the companies within the comparative group. The group of companies selected for this comparison was larger than the group of companies which comprise the Peer Group index so that more meaningful compensation data could be sampled.

    Base salaries for each of the Named Executive Officers are (subject to contractually stipulated minimums) based upon past and expected future performance of the executive, the executive's responsibilities with the Corporation and salaries for similar executive positions in companies that are competitive with, and comparable in size to, the Corporation (including a number of companies in addition to those reflected in the Peer Group index used in the stock performance graph appearing below). The base salary of the Chief Executive Officer is determined by the Compensation Committee. The base salaries of all other Named Executive Officers are fixed by the Chief Executive Officer, subject to review by the Compensation Committee. During 1995, the maximum increase in base salary for any of the Named Executive Officers was approximately 11%. Annual incentive compensation for each Named Executive Officer has been linked, generally, to overall corporate performance and/or the performance of a particular subsidiary or other business unit for which the executive may have responsibility, but has also included a subjective assessment of the officer's success in fulfilling the duties and responsibilities of his position. Generally, annual incentive compensation has constituted approximately 15% to 50% of each Named Executive Officer's total cash compensation in any year. Commencing in 1994, incentive compensation for each Named Executive Officer in any year has been established under the Incentive Plan, pursuant to which the Compensation Committee, with respect to the Chief Executive Officer, and the Chief Executive Officer, with respect to all other executive officers, establishes performance objectives for use in determining all or a portion of amounts payable to such persons. The annual incentive bonuses for 1995 for the Named Executive Officers ranged from approximately 20% to 49% of their total cash compensation.

    The principal mechanism for rewarding executives for long-term performance has been the grant of stock options under the Corporation's stock-based incentive plans. The plan currently employed by the Corporation for this purpose is the 1994 Stock Plan. The 1994 Stock Plan authorizes the Committee to grant to executive officers and other key employees stock options, as well as other stock-based awards, including restricted stock grants, deferred stock and performance-based stock awards. To date, awards under the 1994 Stock Plan have consisted only of stock options. Under the terms of the 1994 Stock Plan, all grants of stock options must be made at no less than market value, so that the person receiving options will benefit from appreciation of the price of the stock to the same extent as other stockholders.

    COMPENSATION FOR CHIEF EXECUTIVE OFFICER

    Mr. Wassong's base salary for 1995 was $660,000, which constituted a 3.6% increase over his base salary for 1994. In approving this increase, the Compensation Committee considered, in particular, the excellent financial performance of the Corporation during 1994. His incentive compensation in 1995, which was based on the Corporation's pre-tax income for continuing operations during the year, was $635,000. Although the Committee believed that the financial results of the Corporation for 1995 demonstrated superior performance by Mr. Wassong, the amount of incentive compensation awarded was, at Mr. Wassong's request, set substantially below the maximum amount that Mr. Wassong was eligible to receive under the Incentive Plan for 1995. During 1995, a total of $235,373 of Mr. Wassong's indebtedness to the Corporation was forgiven in accordance with his employment agreement.

    STOCK OPTIONS

    Generally, stock options are granted to officers based upon the officer's ability to influence the Corporation's long-term growth and profitability. The Committee receives recommendations from the Chief Executive Officer concerning option grants for executive officers other than himself. All options have been granted at exercise prices which are not less than the fair market value of the Common Stock on the date of grant. Options to purchase a total of 235,908 shares were granted to the Corporation's Named Executive Officers during 1995, including options to purchase 135,093 shares granted to Mr. Wassong. Of the options granted to the Named Executive Officers in 1995, options to purchase an aggregate of 177,908 shares were granted to replace shares utilized by such persons to satisfy the exercise prices of options previously granted to them by the Corporation (and the tax liability arising therefrom, if any), including options to purchase 107,093 shares granted to Mr. Wassong on this basis during 1995. The remaining options to purchase 58,000 shares granted to the Named Executive Officers, including options to purchase 28,000 shares to Mr. Wassong, were granted in March 1995 upon a periodic review of the Corporation's stock option program.

                             COMPENSATION COMMITTEE
                                Robert A. Kavesh
                                Robert H. Haines
                                 Steven Kotler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Kotler, who served on the Compensation Committee during 1995, is President and Chief Executive Officer of Schroder, Wertheim & Co., Incorporated, an investment banking firm which (along with an affiliate of that firm) provided certain investment advisory and other services to the Corporation in 1995. Mr. Haines, who also served on the Compensation Committee during 1995, is a partner of Zimet, Haines, Friedman & Kaplan, a law firm which is general counsel to the Corporation and performed legal services for the Corporation in 1995.

STOCK PERFORMANCE GRAPH

    The following graph charts the total stockholder return over a five-year period commencing on December 31, 1990, with respect to an investment in the Corporation's Common Stock as compared to the Amex Market Value Index and a peer group of companies selected by the Corporation for purposes of comparison (the "Peer Group"). The Peer Group consists of Maybelline, Inc., Dep Corporation and Mem Company, Inc. Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization. Neutrogena Corporation, which was part of the Peer Group included in the stock performance graph which appeared in the proxy statement relating to the Annual Meeting of Stockholders in 1995, is not part of the Peer Group included in the graph appearing below, since that company was sold and its stock no longer traded during 1995.

        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN TO STOCKHOLDERS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            AMEX MARKET VALUE INDEX   PEER GROUP (3)   DEL LABORATORIES
1990                            $100             $100              $100
1991                            $128             $242              $167
1992                            $130             $249              $189
1993                            $155             $178              $247
1994                            $141             $135              $424
1995                            $178             $256              $468

                                 PROPOSAL NO. 2
              AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION

    The stockholders of the Corporation are being requested to consider and vote upon this Proposal No. 2 to amend Articles SIXTH and TENTH of the Corporation's Restated Certificate of Incorporation (hereinafter referred to as the "Restated Certificate").

    Article SIXTH of the Restated Certificate currently provides that the Board shall be comprised of seven directors, who are divided into three classes, two classes consisting of two directors and one class consisting of three directors. The directors in each particular class serve for consecutive three year terms. At a meeting held on February 1, 1996, the Board of Directors of the Corporation approved a proposal, subject to the requisite approval by stockholders, to amend Article SIXTH so as to establish a range for the number of persons who will comprise the Board of Directors, from a minimum of three to a maximum of ten, and to authorize the Board to fix the number within that range from time to time, provided that no reduction in the number of directors would cause the termination of services of any director before the end of such director's stated term. The Article, as proposed to be amended, continues to provide for the directors to be divided into three classes, with each class to be as nearly equal in number as possible, and with each class to serve for three year terms. If this Proposal No. 2 is approved at the Annual Meeting, Article SIXTH of the Restated Certificate will be amended to read in its entirety as follows:

           "SIXTH: THE NUMBER OF DIRECTORS CONSTITUTING THE BOARD OF DIRECTORS SHALL NOT BE LESS THAN THREE NOR MORE THAN TEN. THE BOARD OF DIRECTORS SHALL BE DIVIDED INTO THREE CLASSES IN AS NEAR AS MAY BE EQUAL NUMBERS, ONE CLASS TO BE ELECTED EACH YEAR FOR A TERM OF THREE YEARS AND UNTIL THE SUCCESSORS OF SUCH CLASS ARE DULY ELECTED AND QUALIFY. THE NUMBER OF DIRECTORS SHALL BE FIXED FROM TIME TO TIME BY THE BOARD OF DIRECTORS, PROVIDED THAT NO REDUCTION IN THE NUMBER OF DIRECTORS SHALL CAUSE THE TERMINATION OF SERVICE OF A DIRECTOR BEFORE THE END OF THE TERM FOR WHICH HE OR SHE WAS LAST ELECTED."

    The Board of Directors believes it is in the best interests of the Corporation and its stockholders not to fix in the Restated Certificate the size of its Board of Directors. The version of Article SIXTH currently in effect, which fixes the number of directors at seven, was adopted in 1972 as part of a series of amendments to the then existing Certificate of Incorporation which were intended to deter potential takeovers by third parties. However, the Board now believes it is important to have the flexibility to consider what number of directors is most appropriate from time to time, so as to permit, for instance, the addition of a new director without requiring a resignation or retirement of a sitting director.

    The amendment to the Restated Certificate is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any director nor in response to any specific stockholder action or proposal. If the amendment is approved by stockholders, the Board will fix the specific number of directors by resolution duly adopted at its next meeting, which is scheduled to be held immediately following the Annual Meeting. It is the current intention of the Board of Directors to act at that meeting to increase the size of the Board to eight and to elect Jack Futterman to fill the vacancy created thereby. Mr. Futterman would become a Class I director. For information regarding Mr. Futterman, see "Proposal No. 1 -- Election of Directors" above.

    The Board of Directors, at its meeting on February 1, 1996, also approved a proposal to amend Article TENTH of the Restated Certificate. Article TENTH currently provides that any resolution of the Board authorizing the dissolution of the Corporation be approved by a vote of not less than four directors. In view of the proposal to amend Article SIXTH of the Restated Certificate, the Board recommended that Article TENTH be amended to provide that the required vote in favor of a resolution authorizing the dissolution of the Corporation be not less than a majority of the number of directors of the full Board. If Proposal No. 2 is approved at the Annual Meeting, Article TENTH of the Restated Certificate will be amended to read in its entirety as follows:

           "TENTH: IF IT SHOULD BE DEEMED ADVISABLE IN THE JUDGMENT OF THE BOARD OF DIRECTORS THAT THE CORPORATION BE DISSOLVED, THE BOARD, AFTER THE ADOPTION OF A RESOLUTION TO THAT EFFECT BY NOT LESS THAN A MAJORITY OF THE NUMBER OF DIRECTORS THEN CONSTITUTING THE FULL BOARD, AT ANY MEETING CALLED FOR THAT PURPOSE, SHALL CAUSE NOTICE TO BE MAILED TO EACH STOCKHOLDER ENTITLED TO VOTE THEREON OF THE ADOPTION OF THE RESOLUTION AND OF A MEETING OF STOCKHOLDERS TO TAKE ACTION UPON SUCH RESOLUTION. AT SUCH MEETING OF STOCKHOLDERS, THE AFFIRMATIVE VOTE OF NOT LESS THAN 80% OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION SHALL BE REQUIRED TO AUTHORIZE SUCH DISSOLUTION."

    The Restated Certificate provides that the affirmative vote of the holders of not less than 80% of the outstanding shares of the Common Stock is required for the approval of amendments to Articles SIXTH and TENTH of the Restated Certificate. The amendments to Article SIXTH and Article TENTH approved by the Board, because of their interrelated nature, are being submitted to the stockholders as one proposal, and will not be voted on separately. Approval by the requisite vote of stockholders of this Proposal No. 2 will result in adoption of the proposed amendments to both Articles SIXTH and TENTH.

RECOMMENDATION OF BOARD OF DIRECTORS

    The Corporation's Board of Directors recommends a vote FOR approval of Proposal No. 2.

                                    AUDITORS

    KPMG Peat Marwick LLP ("KPMG"), Certified Public Accountants, audit the books and records of the Corporation and have served in such capacity since 1968. The Board of Directors has reappointed the same firm for the current fiscal year. A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will respond to appropriate questions.

                                 OTHER BUSINESS

    The Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters specified in the Notice of Annual Meeting accompanying this Proxy Statement. The persons named in the form of proxy solicited by the Board of Directors will vote all proxies which have been properly executed. If any matters not set forth in the Notice of Annual Meeting are properly brought before the Annual Meeting, such persons will vote thereon in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals for inclusion in the proxy materials relating to the 1997 Annual Meeting of Stockholders must be received at the Corporation's offices at 565 Broad Hollow Road, Farmingdale, New York 11735 by December 26, 1996.

                                          By Order of the Board of Directors,

                                          Robert H. Haines
                                          SECRETARY

Farmingdale, N.Y.
April 24, 1996

                             DEL LABORATORIES, INC.
                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              ANNUAL MEETING OF STOCKHOLDERS, MONDAY, JUNE 3 1996

    The undersigned stockholder of DEL LABORATORIES, INC., a Delaware corporation, hereby appoints Dan K. Wassong and Melvyn C. Goldstein, or either of them voting singly in the absence of the other, attorneys and proxies, with full power of substitution and revocation, to vote, as designated below, all shares of Common Stock of Del Laboratories, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation to be held at Harrison House, Dosoris Lane and Old Tappan Road, Glen Cove, New York, on June 3, 1996, at 9:30 A.M. (local time) or any adjournment thereof, in accordance with the following instructions:

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" all nominees in Proposal No. 1 and "FOR" Proposal No. 2.

1.         ELECTION OF DIRECTORS          FOR all nominees listed below               WITHHOLD AUTHORITY
                                          (EXCEPT AS WITHHELD IN THE SPACE PROVIDED)  TO VOTE FOR ALL NOMINEES LISTED BELOW
                                          / /                                         / /

               Robert A. Kavesh, Steven Kotler, Marcella Maxwell

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

- --------------------------------------------------------------------------------

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES.

2.         APPROVAL OF AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION

            / /  FOR            / /  AGAINST            / /  ABSTAIN

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENTS TO THE RESTATED
                         CERTIFICATE OF INCORPORATION.

                                               PLEASE SIGN EXACTLY AS NAME
                                               APPEARS HEREON.

                                               WHEN  SHARES  ARE  HELD  BY JOINT
                                               TENANTS, BOTH  SHOULD SIGN.  WHEN
                                               SIGNING  AS  ATTORNEY,  EXECUTOR,
                                               ADMINISTRATOR, TRUSTEE OR
                                               GUARDIAN, PLEASE GIVE FULL  TITLE
                                               AS SUCH. IF A CORPORATION, PLEASE
                                               SIGN IN FULL CORPORATE NAME BY AN
                                               AUTHORIZED OFFICER. IF A
                                               PARTNERSHIP,   PLEASE   SIGN   IN
                                               PARTNERSHIP NAME BY AN AUTHORIZED
                                               PERSON.
                                               Dated: ___________________ , 1996
                                               _________________________________
                                                           Signature
                                               _________________________________
                                                   Signature if held jointly

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.